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                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT made as of June 1, 1994 by and between K. Paul Singh, a resident of Alexandria, Virginia (the "Execu-tive"), and Global
Telecommunications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

                                  WITNESSETH:

          WHEREAS, the Executive is currently the Chairman of the Board, President and Chief Executive Officer of the Company; and

          WHEREAS, the Board of Directors of the Company desires assurance that the Executive will continue as its leader for at least the next five years; and

          WHEREAS, the Executive is willing to commit to undertake his responsibilities as Chairman of the Board, President and Chief Executive Officer of the Company on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, hereby agree as follows:

     1.   Employment and Term. The Company hereby employs the Executive, and the
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Executive hereby accepts employment with the Company, for the period commencing on the date hereof and continuing until May 30, 1999 and from year to year thereafter,
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unless terminated by either party by written notice of termination given to the other party. Termination by the Company of the employment of Executive hereunder shall be effective (a) 90 days after the date such notice is given if such termination is pursuant to paragraphs 5 or 6 below, or (b) immediately upon the date such notice is given if such termination is pursuant to paragraph 7 below.

     2.   Responsibilities. During the term of his employment, the Executive
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shall devote his full time, attention, loyalty, skill and efforts to the performance of his responsibilities to the Company as Chairman of the Board, President and Chief Executive Officer, or if another person should be appointed President by the Board of Directors, as Chairman of the Board and Chief Executive Officer. Executive shall also be a member of the Compensation Committee of the Board of Directors. The Company will not during the terms of this Agreement demote the Executive of reduce his responsibility as the CEO, or otherwise reduce his stature in the Company.

     3.   Compensation. The Company shall pay or provide to the Executive, and
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the Executive shall accept, the following as full compensation for all services rendered hereunder. All compensation shall be subject to all applicable withholding and similar requirements.

          (A)  Base Salary. The Company shall pay to the Executive a base salary
               -----------
(the "Base Salary") at the annual rate of

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$185,000.  The Base Salary shall be reviewed on an annual basis and may be increased from time to time at the discretion of the Board of Directors. It is understood and agreed that Executive has and will defer payment of Base Salary until April 1, 1995, at which time Executive will be entitled to received Base Salary since June 1, 1994.

          (B)  Bonus or Incentive Compensation.  Executive will participate in
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any bonus or incentive compensation plan (including stock option and stock bonus plans) approved by the Board of Directors for senior management of the Company.

          (C)  Benefits. The Company shall provide to the Executive, without any
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payment or contribution by the Executive or members of his family, throughout his employment by the Company the following benefits:

               a.   Life Insurance. The policy in the amount of three times the
                    --------------
Base Salary insuring the life of the Executive currently owned by the Company, the death benefits of which are payable to the beneficiaries designated by the Executive.

               b.   Disability Insurance.  Disability Insurance providing the
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Executive with monthly payments during the period of his disability (after termination of his employment) in an amount equal to 1/12th of his then applicable annual Base Salary immediately prior to his disability. If the disability insurance policy should begin payment while the Executive is still being compensated by the Company under the terms of this Agreement, the

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Executive will reimburse the Company for all portions of such payments which cause his total compensation to exceed the amounts otherwise payable to the Executive under the terms of this Agreement.

               c.   Medical. Medical insurance protection for the Executive and
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his family at least as favorable to the Executive and his family as the protection and plan being made available to them on the date of this Agreement. In addition, if not covered by insurance, the Company shall provide the Executive with an annual health checkup.

               d.   Professional Services Allowance. The Company will pay up to
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$2,500 per year for Executive's tax planning and preparation and/or other financial planning services used by the Executive.

               e.   Other. Such other benefits, not duplicative of the
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foregoing, which the Board of Directors may now or in the future make available to its senior Executives.

     4.   Support and Expenses. The Company shall provide the Executive with an
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office, staff and other support appropriate for the Chief Executive Officer of an organization of the stature of the Company, and the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request.

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     5.   Termination by Company After May 30, 1999. If the Company shall
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terminate the employment of Executive after May 30, 1999, for a reason other than "disability" or "cause," as defined in Section 7 hereof, the Company shall continue to pay the Executive all of his compensation set forth in Section 3 hereof through the effective date of termination. Thereafter the Company shall pay to the Executive any compensation and other benefits which were vested as of the effective date of termination but payable at a later date. In addition to all of the foregoing, the Company shall pay to the Executive on the first business day of the month following the effective date of termination severance pay (herein called "Severance Pay") in a lump sum equal to 1/12th of his then applicable annual Base Salary.

     6.   Termination by Company Prior to June 1, 1999. If the Company shall
          --------------------------------------------
terminate the employment of Executive prior to June 1, 1999, for a reason other than "disability" or "cause" as defined in Section 7 hereof, or if the Executive shall terminate his employment after the Company has committed a material breach of this Agreement, then the Company shall pay to the Executive as they become due, amounts otherwise payable to the Executive if he had remained in the employment of the Company until June 1, 1999. In addition, the Company shall (i) forthwith pay Severance Pay computed in accordance with Section 5 hereof, (ii) thereafter pay all amounts of compensation and benefits which were vested on the date of termination but not payable until a later date, including

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amounts payable under Section 3B hereof, and (iii) comply with Section 9 hereof.

     7.   Termination for Disability of Cause. The Company may terminate the
          -----------------------------------
Executive's employment due to "disability" if the Board of Directors shall determine in good faith, that, by reason of physical or mental illness or other condition continuing for more than one hundred and twenty (120) consecutive days or for shorter periods aggregating more than one hundred and twenty (120) days in any period of twelve (12) months (excluding in each case days on which on the Executive was on vacation), the Executive has been substantially unable to render services of the character contemplated by this Agreement. The Company may terminate the Executive's employment for "cause" if the Board of Directors shall determine in good faith that there shall have been a willful breach by the Executive in a material manner of his duty of loyalty to the Company. If the Company shall terminate the employment of Executive for disability or for cause at any time, the Company shall have no further obligation hereunder except for payment of Base Salary for services previously rendered, payment or provision of other compensation or benefits previously vested, and the duty set forth in
Section 9 hereof.

     8.   Voluntary Termination. If prior to breach of this Agreement by the
          ---------------------
Company, the Executive shall resign as an employee during the term of his employment, the Company shall

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have no further obligation hereunder except for payment of Base Salary for services previously rendered, payment or provision of other compensation or benefits previously vested, and the duty set forth in Section 9 hereof.

     9.   Insurance after Termination. If the Company's group life, health and
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disability insurance plans do not continue to protect the Executive after termination of employment, the Company will use its best efforts upon termination of the Executive's employment for any reason other than death to arrange for transfer from a Company plan to the Executive (to be carried thereafter at his own expense) any life, health and disability insurance protection which may be so transferred.

    10.   Loans. Executive has loaned the Company $300,000 (Three-hundred
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thousand dollars). It is agreed that the Company shall repay the loan, plus interest, out of operating revenues of the Company. Interest shall be calculated at the rate in effect from time to time designated by The Chase Manhattan Bank, N.A., as its prime rate.

    11.   Covenant Not to Compete. The Executive covenants and agrees that, from
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the date hereof and until (i) six months following resignation by the Executive pursuant to Section 8 hereof, or (ii) in the case of any other termination of Executive's employment, six months following the date upon which the final payment of amounts payable to the Executive by the Company by reason of such termination becomes due, he shall not,

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either directly or indirectly, (a) engage in or conduct any business competitive with the Company's business, whether individually or as an employee, agent, officer, director, owner, consultant or otherwise, without the prior written consent of the Board of Directors of the Company, or (b) induce or attempt to induce any existing or future employee or consultant of the Company or any of its Affiliates to leave such employment.

     12.  Litigation. If litigation shall be brought by either party to enforce
          ----------
or interpret any provision contained herein and such party (the "prevailing party") shall prevail on any issue contested in such litigation either through settlement or judgment in favor of the prevailing party, the other party shall reimburse the prevailing party for reasonable attorneys' fees and disbursements incurred by the prevailing party in such litigation, and shall pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the rate in effect from time to time designated by The Chase Manhattan Bank, N.A., as its prime rate from the date of the breach by such other party under this Agreement.

     13.  Entire Agreement; Amendments. This Agreement contains the entire
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agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by all of the parties hereto.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day of year first above written.




                                        _______________________________
                                        K. Paul Singh


ATTEST:                                 GLOBAL TELECOMMUNICATIONS, INC.



________________________________        By:____________________________
Secretary

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